Execution Version

EQUITY PURCHASE AGREEMENT

Series A -1 Convertible Preferred Stock

75,000 Shares, $1,000 per share

by and among

ONLINE RESOURCES CORPORATION,

as the Company

and

THE PURCHASERS THAT ARE SIGNATORIES HERETO

as the Purchasers,

Dated as of July 3, 2006

SCHEDULE A SCHEDULE B SCHEDULE 5.1	— — —	Information Relating to Purchasers Defined Terms The Company and Subsidiaries;

Ownership of Subsidiary Stock

SCHEDULE 5.2 SCHEDULE 5.3 SCHEDULE 5.5(b) SCHEDULE 5.5(c) SCHEDULE 5.6 SCHEDULE 5.8 SCHEDULE 5.11 SCHEDULE 5.13	— — — — — — — —	SEC Reports Financial Statements Real Property Assets Intellectual Property Certain Litigation Material Contracts ERISA Disclosure Environmental Matters

EXHIBIT A EXHIBIT B EXHIBIT C	— — —	Form of Series A-1 Certificate of Designation Form of Investor Rights Agreement Matters to be covered in Opinion of Counsel for the the Company

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 3, 2006, by and among the Purchasers identified on the signature pages hereof (such Purchasers, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Purchaser” and collectively as the “Purchasers”) and ONLINE RESOURCES CORPORATION, a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, the Company has formed Online Resources Acquisition Co., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Company, Merger Sub, and Princeton eCom Corporation, a Delaware corporation (“Princeton”) have entered into that certain Agreement and Plan of Merger, dated as of April 11, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Princeton with Princeton as the surviving entity (the “Merger”) for cash consideration of approximately $195 million (the “Merger Consideration”); and

WHEREAS, the Company has requested that the Purchasers purchase certain securities, the proceeds from which sale would be used to (i) pay a portion of the Merger Consideration, (ii) provide working capital for the Company and its Subsidiaries and for such Persons’ general corporate purposes, and (iii) pay fees and expenses incurred in connection with the issuance of the securities; and

WHEREAS, the Purchasers desire to purchase said securities upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company and the Purchasers agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. Certain capitalized terms used in this Agreement are defined in Schedule B.

1.2. Other Definitional Provisions and Rules of Construction.

(a)     Any of the terms defined herein may unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)     References to “Sections” shall be to Sections, of this Agreement unless otherwise specifically provided. References to a “Schedule” or an “Exhibit” shall be to Schedules and Exhibits, respectively, attached to this Agreement, in each case unless otherwise specifically provided.

(c)     The use in any of the Equity Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(d)     References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, supplemented or otherwise modified from time to time and in effect at any given time unless specifically provided otherwise.

2. THE SECURITIES

2.1. Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers 75,000 shares of its Series A-1 Convertible Preferred Stock (the “Securities”) at $1,000 per share, the rights, powers, preferences, qualifications, limitations and restrictions of which Securities are provided for and fixed in the Series A-1 Certificate of Designation attached hereto as Exhibit A.

2.2. Investor Rights. The Purchasers and certain of their direct and indirect transferees of the Securities will be entitled to the benefits of an Investor Rights Agreement to be dated as of the Closing Date in substantially the form attached hereto as Exhibit B (the “Investor Rights Agreement”), pursuant to which the Company will grant the holders of the Securities certain rights as shareholders including piggy-back registration rights.

2.3. Legends. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Securities (and all securities issued in exchange therefor or in substitution thereof or upon exercise or conversion thereof) shall bear a legend substantially similar to the following:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

2.4. Transfer Taxes. The Company shall pay transfer taxes, if any, payable in connection with the initial delivery to the Purchasers of the Securities.

2.5. Use of Proceeds. The net proceeds from the sale of the Securities will be used (i) to pay a portion of the Merger Consideration, (ii) to provide working capital for the Company and its Subsidiaries and for such Persons’ general corporate purposes, and (iii) to pay fees and expenses incurred in connection with the issuance of the Securities pursuant to this Agreement.

2.6. Equity Documents. This Agreement, the Securities, the Series A-1 Certificate of Designation and the Investor Rights Agreement are hereinafter sometimes referred to collectively as the “Equity Documents”.

3. SALE, PURCHASE AND DELIVERY OF THE SECURITIES.

3.1. Purchase and Sale. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and each Purchaser severally and not jointly agrees to purchase the Securities in the amounts set forth on Schedule A from the Company at $1,000 per share as of the Closing Date.

3.2. Closing. Certificates in definitive form for the Securities that the Purchasers have agreed to purchase hereunder in such denomination or denominations and registered in such name or names as the Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company, to each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer of immediately available funds, to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), One Chase Manhattan Plaza, New York, New York 10005 at 10:00 A.M., New York time, on July 3, 2006, or at such other place, time or date as the Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificates for the Securities available for checking by the Purchasers at the offices of Milbank in New York, New York, or at such other place as the Purchasers may designate, at least 24 hours prior to the Closing Date.

3.3. Expenses. Without limiting and subject to the provisions of Section 8, the Company will pay to the Purchasers on the Closing Date the reasonable fees and disbursements of legal counsel and consultants and such other expenses, including, without limitation, search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Purchasers in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Purchasers may incur in connection with such transactions; provided, however, in no event shall the Company’s total obligation to pay such fees, disbursements and expenses, in addition to the same with respect to the Company’s debt financing separately provided by the Purchasers (or their affiliates), exceed $200,000 without the prior written consent of the Company, which consent shall not be unreasonably withheld.

3.4. Yield Enhancement Fee. On the Closing Date, the Company shall pay to the Purchasers or its designees a fee (the “Yield Enhancement Fee”) attributable to the issuance of the Securities in an amount equal to 1.5% of the purchase price paid by the Purchasers for the Securities purchased hereunder.

3.5. Obligation of the Purchasers. The Company hereby acknowledges and agrees that no Purchaser shall have any obligation to purchase the Securities or otherwise consummate the transactions contemplated by this Agreement if any of the conditions described in Section 4 have not been satisfied to such Purchaser’s satisfaction or waived by such Purchaser on or prior to the Closing Date.

4. CONDITIONS TO CLOSING. Each Purchaser’s obligation to purchase the Securities is subject to the fulfillment, unless waived in writing by the Purchasers, on or before the Closing Date, of the following conditions:

4.1. Representations and Warranties. The representations and warranties of the Company in each of the Equity Documents and of the Company and its Subsidiaries in each of the Loan Documents shall be true and correct when made and on the Closing Date.

4.2. Compliance with the Credit Agreement. The Company shall have complied with all of the conditions to closing listed in Section 4 of the Credit Agreement, except for Section 4.18 thereunder.

4.3. Performance. The Company shall have performed and complied with all agreements and conditions contained in each of the Equity Documents required to be performed or complied with by it prior to or on the Closing Date.

4.4. Officer’s Certificates. The Company shall have delivered to the Purchasers an Officer’s Certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.3 have been fulfilled.

4.5. Secretary’s Certificates. On or before the Closing Date, the Purchasers shall have received from the Company a certificate, dated the Closing Date and signed by the secretary or similar officer of the Company, certifying (i) that the attached copies of the Organizational Documents of the Company, and resolutions of the Governing Body of the Company approving and authorizing the execution, delivery and performance of the Equity Documents and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect as of the Closing Date, and (ii) the incumbency and specimen signature of each officer of the Company executing any Equity Documents on the Closing Date to which it is a party or any other document delivered in connection herewith and therewith on behalf of the Company.

4.6. Equity Documents. On or before the Closing Date, the Company shall have duly executed and delivered to the Purchasers the Equity Documents and such other documents as any Purchaser may reasonably request in furtherance of the transactions contemplated by the Equity Documents, in form and substance reasonably satisfactory to the Purchasers, and issuance of the Securities shall not have triggered any preemptive rights of holders of the Company’s outstanding securities, or such rights shall have been waived to the satisfaction of the Purchasers. The Equity Documents and such other documents as any Purchaser may reasonably request shall be duly executed and delivered by the party or parties thereto, unless otherwise noted, dated the Closing Date.

4.7. Opinions of Counsel. The Purchasers shall have received opinions in form and substance satisfactory to the Purchasers, dated the Closing Date and addressed to the Purchasers from Greenberg Traurig, LLP, counsel for the Company, covering the matters set forth in Exhibit C and covering such other matters incident to the transactions contemplated hereby as the Purchasers may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers).

4.8. Payment of Fees and Expenses. Without limiting the provisions of Section 8, the Company shall have paid on or before the Closing Date (a) each Purchaser’s expenses required to be paid by Section 3.3, including the reasonable fees, charges and disbursements of such Purchaser’s counsel to the extent reflected in a statement rendered to the Company at least one Business Day prior to the Closing Date, and (b) the Yield Enhancement Fee.

4.9. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, the other Equity Documents, the Loan Documents and the Related Agreements and all other agreements, documents and instruments incident to such transactions shall be satisfactory to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers may reasonably request.

4.10. No Judgment or Orders; No Actions Pending.

(a)     There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Applicable Law which would prohibit the purchase of the Securities hereunder or subject any Purchaser to any onerous condition or any penalty under or pursuant to any Applicable Law if the Securities were to be purchased hereunder; and

(b)     There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or, to the Company’s knowledge, threatened which questions the validity or legality of the transactions contemplated by this Agreement or the other Equity Documents, the Loan Documents or the Related Agreements or which seeks damages or injunctive or other equitable relief in connection therewith.

4.11. Purchase Permitted By Applicable Law, Etc. On the Closing Date the purchase of the Securities by the Purchasers shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchasers are subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System), (c) not require registration or qualification of the Securities under any Applicable Law (including, without limitation, any applicable federal or state securities laws), and (d) not subject the Purchasers to any tax, penalty or liability under or pursuant to any Applicable Law which was not in effect on the date hereof. If requested by the Purchasers, the Purchasers shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchasers may reasonably specify to enable the Purchasers to determine whether such purchase is so permitted.

4.12. Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Applicable Law, necessary or desirable in connection with (a) the execution, delivery or performance by the Company, or enforcement against the Company of the Equity Documents and (b) the Related Agreements, in each case including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary or desirable in connection therewith, shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof (including, with respect to all federal, state and local regulatory filings, consents and approvals, opinions in form and substance satisfactory to the Purchasers, dated as of the Closing Date, from outside counsel for the Company and its Subsidiaries reasonably satisfactory to the Purchasers covering the foregoing), and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any conditions or restrictions.

4.13. Loan Documents. The Company shall have executed and delivered the Notes to the Lenders under the Credit Agreement. The Loan Documents shall have been executed and delivered by each of the parties thereto and shall be in form and substance satisfactory to the Purchasers. Prior to or contemporaneously with the Closing Date, the transactions contemplated by the Loan Documents shall have been consummated.

4.14. Related Agreements; Consummation of the Merger.

(a)     All conditions to the Related Transactions set forth in the Related Agreements shall have been satisfied or waived with the consent of the Purchasers, which consent shall not be unreasonably withheld, and the Related Transactions shall have become effective in accordance with the terms of the Related Agreements.

(b)     All conditions to the Merger set forth in the Merger Agreement to be performed at or prior to the Merger shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived with the consent of Purchasers (which consent shall not have been unreasonably withheld).

(c)     The Merger shall have become effective in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.

4.15. Ratings. Subsequent to the date of this Agreement and prior to the Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce the Purchasers to enter into this Agreement and to induce the Purchasers to purchase the Securities, the Company represents and warrants to each Purchaser that:

5.1. Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a)     Organization and Powers. Each of the Company and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1. Each of the Company and its Subsidiaries has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Equity Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

(b)     Qualification and Good Standing. Each of the Company and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its Properties are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(c)     Capital Stock. The outstanding Capital Stock of the Company and each of the Subsidiaries of the Company identified in Schedule 5.1 is duly authorized, validly issued, fully paid and nonassessable; is free and clear of any Lien; are owned of record free and clear of all preemptive rights, subscription rights, other rights to purchase, voting (to the extent such Capital Stock have voting rights) or, except as set forth on Schedule 5.1, transfer restrictions and other similar claims; and none of such Capital Stock constitutes Margin Stock. Schedule 5.1 correctly sets forth, as of the Closing Date, the ownership interest of the Company and each of its Subsidiaries in each of the Subsidiaries of the Company identified therein, as well as the ownership interests of any other Persons therein. Each Subsidiary of the Company is a Domestic Subsidiary and a Wholly-Owned Subsidiary of the Company. Schedule 5.1 also sets forth each Affiliate of the Company as of the Closing Date. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interests, membership interests or partnership interests of any Subsidiary.

(d)     Restrictions. No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Equity Documents and the Loan Documents and customary limitations imposed by Applicable Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding Capital Stock of such Subsidiary.

5.2. SEC Reports. Except as set forth on Schedule 5.2, at the time of its effective filing, the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission (the “2005 10-K”) and all subsequent reports that have been filed by the Company with the Commission (collectively with the 2005 10-K, the “SEC Reports”) or sent to stockholders pursuant to the Exchange Act did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

5.3. Financial Condition. The Company has heretofore delivered to the Purchasers, at the Purchaser’s request, the financial statements and information set forth in Schedule 5.3. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended; provided, however, that any such unaudited financial statements lack certain footnotes and other presentation items and are subject to changes resulting from audit and normal year-end adjustments. Neither the Company nor any of its Subsidiaries has (and will not have upon the sale of the Securities) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and that, in any such case, is material in relation to the business, operations, Properties, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries.

5.4. No Material Adverse Effect. Since December 31, 2005, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5. Title to Properties; Liens; Real Property; Intellectual Property.

(a)     Title to Properties; Liens. The Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in Real Property Assets, if any), (ii) valid leasehold interests in (in the case of Leasehold Properties and leasehold interests in personal Property), or (iii) good title to (in the case of all other personal Property), all of their respective Properties reflected in the financial statements referred to in Section 5.3 except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 10.7 of the Credit Agreement. Except as permitted by this Agreement, all such Properties are free and clear of Liens.

(b)     Real Property. As of the Closing Date, Schedule 5.5(b) contains a true, accurate and complete list of (i) each Real Property Asset and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether the Company or its Subsidiaries is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5(b), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the Company and its Subsidiaries, as applicable, enforceable against the Company and its Subsidiaries in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)     Intellectual Property. As of the Closing Date, the Company and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business. Except as set forth on Schedule 5.6 with respect to Princeton, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5(c).

5.6. Litigation; Adverse Facts. Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries and that, if adversely determined to or against the Company or any of its Subsidiaries, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7. Payment of Taxes. All tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective Properties, income, businesses and franchises that are due and payable have been paid when due and payable, except with respect to taxes being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have been made therefor. The Company knows of no proposed tax assessment against the Company or any of its Subsidiaries that is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8. Compliance with Agreements and Laws; Material Contracts.

(a)     Neither the Company nor any of its Subsidiaries is in default under any material term of any material Contractual Obligation to which it is a party or by which it is bound. The Company and its Subsidiaries and all of their respective Properties and Facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, except, in any case, where failure to comply would not have a Material Adverse Effect

(b)     Neither the consummation of the transactions contemplated hereunder nor the consummation of the transactions under the Related Agreements will conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation or material lease of the Company or any of its Subsidiaries.

(c)     Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect as of the Closing Date. Except as described on Schedule 5.8, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.9. Governmental Regulation.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or the Investment Company Act, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

5.10. Securities Activities.

(a)     Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)     No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

5.11. Employee Benefit Plans.

(a)     The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

(b)     No ERISA Event has occurred or is reasonably expected to occur.

(c)     Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

(d)     As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

(e)     As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

5.12. Governmental Regulation. Neither the Company nor any of its Consolidated Subsidiaries is, or as of the Closing Date after giving effect to the offering and sale of the Securities and the application of the net proceeds therefrom will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the published rules and regulations thereunder. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the ICC Termination Act, as amended or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

5.13. Environmental Protection. Except as set forth in Schedule 5.13:

(a)     To the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations now or formerly owned, leased or operated by any of them are subject to any outstanding written order, consent decree or settlement agreement with any Person, and neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective Properties or operations now or formerly owned, leased or operated by any of them, alleging or relating to (i) any Environmental Law, (ii) any Environmental Claim, or (iii) any Hazardous Materials Activity;

(b)     neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c)     there are and, to the Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could form the basis of an Environmental Claim against the Company or any of its Subsidiaries (whether with respect to any now or formerly owned, leased or operated Properties or operations);

(d)     neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(e)     compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14. Employee Matters. There is no strike or work stoppage in existence or threatened involving the Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15. Disclosure and Projections.

(a)     Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company and its Subsidiaries in writing to any Purchaser (including all information contained in the Schedules hereto, in the other Equity Documents or Related Agreements) for purposes of or in connection with this Agreement, the other Equity Documents, the Loan Documents, or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. No representation or warranty of the Company or its Subsidiaries contained in any Equity Document or Related Agreement or in any other document, certificate or written statement furnished by the Company to the Purchasers by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company or its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

(b)     Projections. The Closing Date Projections have been diligently prepared on a basis consistent with the financial statements delivered to the Purchasers pursuant to Section 5.3, and are based on good faith estimates and assumptions believed by management of the Company to be reasonable as of the date of the Closing Date Projections, and there are no statements or conclusions in any of the Closing Date Projections which are based upon or include information known to the Company or its Subsidiaries as of the date of the Closing Date Projections to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Closing Date Projections were reasonable, it being recognized by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Closing Date Projections may differ from the projected results and such differences may be material.

5.16. Foreign Assets Control Regulations, Etc.

(a)     Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). No part of the proceeds from the sale of the Securities will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)     Neither the Company nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(c)     The Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

5.17. Related Agreements.

(a)     The Company has delivered to the Purchasers complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof and on or prior to the Closing Date.

(b)     Each of the representations and warranties given by the Company or any of its Subsidiaries in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). None of the representations or warranties of any Person in any Related Agreement contain any untrue statement of a material fact or omit any fact necessary to make such statements therein not misleading.

(c)     The Related Agreements are in full force and effect as of the Closing Date and have not been terminated, rescinded, or withdrawn, and no provision thereof has been waived by any of the parties thereto. Neither the Company nor any of its Subsidiaries that is party thereto is in default in the performance of, or compliance with, any provisions of the Related Agreements. The Related Agreements comply in all material respects with, and contemporaneously with the purchase of the Securities hereunder on the Closing Date and upon the filing of the corresponding certificate of merger with the Secretary of State of the State of Delaware on the Closing Date, the Merger will be consummated in accordance with, all applicable laws. The transactions contemplated by the Related Agreements will be, contemporaneously with the purchase of the Securities hereunder on the Closing Date, consummated in accordance with their respective terms.

(d)     Notwithstanding anything in the Related Agreements to the contrary, the representations and warranties of the Company and its Subsidiaries set forth in this Section 5.17 shall, solely for purposes hereof, survive the Closing Date and the consummation of the Merger for the benefit of the Purchasers.

5.18. Equity Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchasers, is the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally, (ii) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) rights to indemnity and contribution may be limited by state or federal laws relating to securities or by policies underlying such laws.

5.19. Investor Rights Agreement. The Investor Rights Agreement has been duly authorized by the Company and, assuming due authorization, execution and delivery by the other parties thereto, when executed and delivered by the Company on or prior to the Closing Date, will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally, (ii) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) rights to indemnity and contribution may be limited by state or federal laws relating to securities or by policies underlying such laws.

5.20. The Securities. The Securities have been duly authorized by the Company and, when issued and delivered in accordance with the terms of this Agreement, shall be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens. The issuance of the Securities shall not be subject to preemptive or other similar rights. The Conversion Shares, when issued, will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens, and the issuance thereof shall not be subject to any preemptive or other similar rights.

5.21. No Integration. Neither the Company nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act, or in any action which would require the registration of the offering and sale of the Securities pursuant to this Agreement or which would violate applicable state securities or “Blue Sky” laws or the securities laws of any other jurisdiction, assuming the representations, warranties and agreements of the Purchasers set forth in Section 6 hereof are true, accurate and have been complied with.

5.22. No Registration. Assuming the representations, warranties and agreements of the Purchasers set forth in Section 6 hereof are true and correct and have been complied with, it is not necessary, in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement, to register the Securities under the Act.

5.23. Regulation M. Neither the Company nor any of its Consolidated Subsidiaries has or will take any action, directly or indirectly, prohibited by Regulation M promulgated under the Exchange Act, in connection with the offering of the Securities.

5.24. No Brokers. Except for the fees and expenses set forth on Schedule 5.24 hereto, all of which fees and expenses will be paid by the Company on the Closing Date, neither the Company nor any of its Consolidated Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the issuance and sale of the Securities. The Company hereby indemnifies Purchasers against, and agrees that it will hold the Purchasers harmless from, any claim, demand or liability for any such broker’s or finder’s fees or commissions alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

6. REPRESENTATIONS OF THE PURCHASERS. In order to induce the Company to enter into this Agreement, each of the Purchasers, severally and not jointly, represents and warrants to the Company that:

6.1. Due Authorization The execution, delivery and performance of the Equity Documents to which the Purchaser is a party have been duly authorized by all necessary action on the part of the Purchaser.

6.2. Binding Obligation. Each of the Equity Documents to which the Purchaser is a party has been duly executed and delivered by such Purchaser and is the legally valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.3. ERISA. Either (i) no part of the funds used by such Purchaser to purchase the Securities hereunder constitutes assets of any “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975 of the Code) or (ii) the purchaser of the Securities by it is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

6.4. Purchase for Investment The Purchaser is purchasing the Securities for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within the Purchaser’s control. The Purchaser understands that the Securities have not been registered under the Act and may be resold only if registered pursuant to the provisions of the Act or if an exemption from registration is available.

6.5. Status of Purchasers. The Purchaser is an “accredited investor” within the meaning of Rule 501 of the Act, with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Securities and that it is capable of bearing the economic risks of such investment. The Purchaser has had an opportunity to discuss the business, management and financial affairs of the Company and its Subsidiaries with the Company’s management and an opportunity to review the facilities of the Company and its Subsidiaries.

7. COVENANTS OF THE COMPANY. The Company covenants that it will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 7:

7.1. Use of Proceeds.(a)     The Company will apply the net proceeds from the sale of the Securities as set forth in Section 2.5 hereto.

7.2. No Integration.(a)     None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Act.

7.3. No General Solicitation.(a)     The Company will not, and will not permit any of its Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or act in any manner involving a public offering within the meaning of Section 4(2) of the Act in connection with the offering of the Securities, or in any action which would require the registration of the offering and sale of the Securities pursuant to this Agreement or which would violate applicable state securities or “Blue Sky” laws or the securities laws of any other jurisdiction in connection with the offering and sale of the Securities pursuant to this Agreement.

7.4. Rule 144A(d)(4) Information.(a)     For so long as any of the Securities remain outstanding, the Company will make available at its expense, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

7.5. Payment of Taxes and Claims; Tax.

(a)     The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

(b)     The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries).

7.6. Shares Available for Issuance. The Company shall reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all then outstanding Securities and shall, at its own expense, take all such actions and obtain such permits and orders as may be necessary to enable the Company lawfully to issue such Common Stock upon conversion of the Securities.

8. EXPENSES, ETC.

8.1. Transaction Expenses. The Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Equity Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective); (b) all the costs of furnishing all opinions by counsel for the Company and the Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Equity Documents; (c) the reasonable fees, expenses and disbursements of counsel to the Purchasers (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Equity Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective) and any other documents or matters requested by the Company or its Subsidiaries or affiliates in connection therewith; and (d) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Purchasers in enforcing any Obligations of or in collecting any payments due from the Company or its Subsidiaries hereunder, or under the other Equity Documents; provided, however, that the Company’s obligation to reimburse or pay the expenses of the Purchasers set forth in clauses (a) through (c) of this Section 8.1, in addition to the same with respect to the Company’s debt financing separately provided on the date hereof, shall not exceed $200,000 in the aggregate without the prior written consent of the Company, which consent shall not be unreasonably withheld. All requests for payment by the Company pursuant to this Section 8.1 shall be set forth in a statement (accompanied by reasonable detail) delivered to the Company.

8.2. Survival. The obligations of the Company under this Section 8 will survive the payment or transfer of any of the Securities, the enforcement, amendment or waiver of any provision of this Agreement or any other Equity Document, and the termination of this Agreement.

9. INDEMNIFICATION.

(a)     The Company will indemnify and hold harmless each Purchaser, each person who controls a Purchaser within the meaning of the Securities Act or the Exchange Act and each of its Subsidiaries and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Equity Document, any Related Agreement or any transaction contemplated hereby or thereby (including, without limitation, any failure to purchase the Securities other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Equity Documents, or (iii) any breach of the Company’s representations set forth in Section 5.13 (Environmental Protection); provided that the Company shall have no obligation to indemnify an Indemnified Party from or against any loss, claim, damage, liability or expense to the extent that the same resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable decision.

(b)     Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable.

(c)     THE INDEMNIFICATION PROVISIONS IN THIS SECTION 9 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d)     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9 may be unenforceable in whole or in part because they are violative of any Applicable Law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all indemnified liabilities incurred by Indemnified Parties or any of them.

10. ENTIRE AGREEMENT. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Equity Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Equity Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

11. AMENDMENT AND WAIVER. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and each of the Purchasers party hereto.

12. NOTICES. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as a Purchaser (including any direct or indirect transferee) or a nominee shall have specified to the Company in writing, or

(ii) if to the Company, to the Company at its address set forth below its signature below, or at such other address as the Company shall have specified to the Purchaers in writing.

Notices under this Section 12 will be deemed given only when actually received or when first refused (in the case of delivery by recognized overnight delivery service).

13. REPRODUCTION OF DOCUMENTS. This Agreement, the other Equity Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers on the Closing Date (except the certificated Securities themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Purchasers may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchasers in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13 shall not prohibit the Company or any Purchaser from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

14. CONFIDENTIAL INFORMATION. For the purposes of this Section 14, “Confidential Information” means information delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by a Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on its behalf or (c) otherwise becomes known to such Purchaser by a source, other than the Company or any Subsidiary, who is not known by such Purchaser to be prohibited from disclosing such information. Each Purchaser will maintain the confidentiality of Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Purchaser’s Securities), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14, (iii) any other Purchaser, (iv) any Person to which such Purchaser sells or offers to sell such Securities or any portion thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if a breach of this Agreement has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement or any other Equity Document.

15. MISCELLANEOUS.

15.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns whether so expressed or not; provided, however, that neither the Company nor its Subsidiaries may assign its rights or obligations under the Equity Documents. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provide such assignee or transferee agrees in writing to be bound with respect to the transferred Securities by the provisions that apply to the “Purchasers.”

15.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

15.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

15.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

15.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

15.6. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER EQUITY DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15.6 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SALE OF THE SECURITIES PURSUANT HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.7. Submission to Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

(a)     submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Equity Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company’s agent for service of process identified in Section 15.8(d) hereto or at the Company’s address set forth below its signature below or at such other address of which the Purchasers have been notified pursuant to Section 12 hereof;

(d)     appoints CT Corporation, 111 Eighth Avenue, 13th Floor New York, NY 10011 to receive for it, and on its behalf, service of process in the United States; and

(e)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

[SIGNATURE PAGES TO FOLLOW]

If each Purchaser is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between each of the Purchasers and the Company.

Very truly yours,

ONLINE RESOURCES CORPORATION,

a Delaware corporation,

as the Company

By

Name:

Title:

Notice Address:

4795 Meadow Wood Lane, Suite 300
Chantilly, Virginia 20151
Attn: Catherine A. Graham

The foregoing is hereby

agreed to as of the

date thereof.

SPECIAL VALUE EXPANSION FUND, LLC,

a Delaware limited liability company, as a Purchaser

By

Name:

Title: Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn: Steve Chang and General Counsel
Fax: (310) 899-4958

SPECIAL VALUE OPPORTUNITIES FUND, LLC, a Delaware limited liability company, as a Purchaser

By

Name:

Title: Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn: Steve Chang and General Counsel
Fax: (310) 899-4958

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name of Purchaser
SPECIAL VALUE EXPANSION FUND, LLC
(1) Number of shares of the Securities to be purchased:	22,255.19288
Bank: Wells Fargo Bank Minnesota, NA
ABA #: 121-000-248
(2) All payments by wire transfer of	For Credit To: CDO Clearing
immediately available funds, with	A/C #: 6355067033
sufficient information to identify the	For Further Credit To: Special Value
source and application of such funds,	Expansion Fund, LLC
to:	A/C #: 18185401
2951 28th Street, Suite 1000
(3) All notices and other	Santa Monica, CA 90405
communications:	Attention: Steve Chang and General Counsel
SPECIAL VALUE OPPORTUNITIES FUND, LLC
(1) Number of shares of the Securities to be purchased:	52,744.80712
Bank: Wells Fargo Bank Minnesota, NA
ABA #: 121-000-248
(2) All payments by wire transfer of	For Credit To: CDO Clearing
immediately available funds, with	A/C #: 6355067033
sufficient information to identify the	For Further Credit To: Special Value
source and application of such funds,	Opportunities Fund, LLC
to:	A/C #: 18169601
2951 28th Street, Suite 1000
(3) All notices and other	Santa Monica, CA 90405
communications:	Attention: Steve Chang and General Counsel

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2005 10-K” shall have the meaning given thereto in Section 5.2 hereof.

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” shall mean this Equity Purchase Agreement.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable United States federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Closing Date” shall have the meaning given thereto in Section 3.2 hereof.

“Closing Date Projections” means the forecasted financial statements of the Company and its Subsidiaries, consisting of balance sheets, income statements and cash flow statements for the Company and its Subsidiaries giving effect to the consummation of the transactions contemplated by the Related Agreements, dated May 3, 2006.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Letter” shall mean that certain commitment letter, dated as of October 25, 2005, by and between the Company and Tennenbaum Capital Partners, LLC, including the Summary of Terms attached thereto.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the date of this Agreement or issued thereafter, including without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the first paragraph hereof.

“Confidential Information” shall have the meaning given thereto in Section 14 hereto.

“Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect Guaranty (as defined in the Credit Agreement), endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Hedge Agreement shall be determined pursuant to the definition of “Swap”. The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Conversion Shares” shall mean those shares of the Company’s Common Stock issuable upon conversion of the Securities.

“Credit Agreement” means that certain Credit Agreement (as amended from time to time), dated July 3, 2006, by and among the lenders party thereto, Obsidian, LLC, as Agent, and the Company.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Documents” shall have the meaning given thereto in Section 2.6 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facilities” means any and all Real Property Assets (including all buildings, fixtures or other improvements located thereon) now or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, arrangement for disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, petroleum products and byproducts, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, arrangement for or permitting disposal, disposition or handling of any Hazardous Materials, or any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, and not entered into for speculative purposes.

“Indebtedness” with respect to any Person means, at any time, without duplication,

a)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

b)	its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

c)	all Synthetic Lease Obligations and all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money).

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (v) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions.

“Indemnified Party” shall have the meaning given thereto in Section 9 hereof.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person other than the Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries and deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries) or other extension of credit or capital contribution (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) by the Company or any of its Subsidiaries to any other Person (other than a Wholly-Owned Domestic Subsidiary of the Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment) plus, in the case of Interest Rate Agreements or Currency Agreements, the obligations thereunder as determined pursuant to the definition of “Swap”.

“Investment Company Act” shall have the meaning given thereto in Section 5.12 hereof.

“Investor Rights Agreement” shall have the meaning given thereto in Section 2.2 hereof.

“Leasehold Property” means any leasehold interest of the Company or any of its Subsidiaries (other than a Foreign Subsidiary) as lessee under any lease of real property.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, capital lease or synthetic lease, upon or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” means the Credit Agreement, the Notes, the Subsidiary Guaranty (as defined in the Credit Agreement), the Intercreditor Agreement (as defined in the Credit Agreement) and each Collateral Document (as defined in the Credit Agreement) and any other agreement or document entered into by any Purchaser or any affiliate of a Purchaser in connection with the transactions contemplated by the Loan Documents.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any other Equity Document to which it is a party, or (c) the validity or enforceability of this Agreement or any other Equity Document.

“Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Loan Documents and the Equity Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Milbank” shall have the meaning given thereto in Section 3.2 hereof.

“Merger” has the meaning given thereto in the recitals to the Agreement.

“Merger Agreement” has the meaning given thereto in the recitals to the Agreement.

“Merger Consideration” has the meaning given thereto in the recitals to the Agreement.

“Merger Sub” has the meaning given thereto in the recitals to the Agreement.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA .

“Notes” shall mean those certain notes contemplated by the Credit Agreement and executed and delivered pursuant to the Credit Agreement.

“Obligations” means all obligations of every nature of the Company from time to time owed to the Purchasers under the Equity Documents, whether for liquidation preference, fees, expenses, indemnification or otherwise.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of vice presidential designation), and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of Section 11(j), any Foreign Plan.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Preferred Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Princeton” has the meaning given thereto in the recitals to the Agreement.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” shall have the meaning given thereto in the first paragraph of this Agreement.

“Real Property Asset” means, at any time of determination, any interest then owned (whether in fee, leasehold or otherwise) by the Company or any of its Subsidiaries (other than any Foreign Subsidiary) in any real property

“Related Agreements” means the Merger Agreement and the other material documents related to the Merger (including all schedules, exhibits, amendments, supplements, modifications and assignments).

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“SEC Reports” shall have the meaning given thereto in Section 5.2 hereof.

“Securities” shall have the meaning given thereto in Section 2.1 hereof.

“Series A-1 Certificate of Designation” shall mean the Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock of Online Resources Corporation in substantially the form attached hereto as Exhibit A.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swaps” means, with respect to any Person, payment obligations with respect to Interest Rate Agreements, Currency Agreements, Hedge Agreements and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Terrorism Order” is defined in Section 5.21(a).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Yield Enhancement Fee” shall have the meaning given thereto in Section 3.4 hereof.